As filed with the Securities and Exchange Commission on March 28, 2001
                           Registration No. 333-83543
                                 _______________
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                 _______________
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933*
                                 _______________
                               CLAYTON HOMES, INC.
             (Exact name of registrant as specified in its charter)

                             DELAWARE     62-1671360
        (State of Incorporation)     (I.R.S. Employer Identification No.)
                                 _______________
                                5000 Clayton Road
                           Maryville, Tennessee  37804
                    (Address of principal executive offices)
                                 _______________
                               CLAYTON HOMES, INC.
          1996 OUTSIDE DIRECTORS EQUITY PLAN (AMENDED NOVEMBER 1, 2000)
                            (Full Title of the Plan)
                                 _______________
                                KEVIN T. CLAYTON
                                5000 Clayton Road
                           Maryville, Tennessee 37804
                                 (865) 380-3000
            (Name, address and telephone number of agent for service)
                                 with copies to:
                                 Jack H. McCall
                                Hunton & Williams
                               Post Office Box 951
                              2000 Riverview Tower
                              900 South Gay Street
                           Knoxville, Tennessee 37902
                                 _______________

                         CALCULATION OF REGISTRATION FEE


Title of Securities to     Amount to be     Proposed Maximum     Proposed Maximum     Amount of
be Registered              Registered       Offering Price       Aggregate            Registration Fee
Common Stock               1,000,00(1)      N/A(2)               N/A(2)                N/A(2)

(1)The number of shares registered is based on an estimate of the shares issuable if all eligible individuals authorized under the Plan elect to purchase such shares.

(2)The proposed maximum offering price was calculated, and the fee was previously paid, in connection with the original filing of the Registration Statement on Form S-8 of the Company, which was declared effective on
July 23, 1999.
_____________
*Filed as a Post-Effective Amendment on Form S-8 to such Registration Statement pursuant to the procedure described herein; see the following "Explanatory Note."

                                EXPLANATORY NOTE

     Clayton Homes, Inc., a Delaware corporation (the "Company"), hereby amends its Registration Statement on Form S-8, made effective on July 23, 1999 (the "Initial Registration"), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to 100,000 shares of common stock, $0.10 par value per share, of the Company (the "Common Stock"), that are issuable by the Company upon exercise of stock options granted pursuant to the provisions of the 1996 Outside Directors Equity Plan (amended November 1, 2000) (the "Plan"). All such shares of the Common Stock were registered in the Initial Registration. This amendment is being filed by the Company due to amendments to the Plan which have been made effective after the effective date of the Initial Registration.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of
Section  10(A)  of  the  Securities  Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

     1. The Registrant's Annual Report on Form 10-K for the year ended June 30, 2000.
     2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000 and December 31, 2000.
     3. The description of the Company's common stock contained in its Registration Statement on Form 8-B, declared effective by the Commission on March 31, 1997.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES

Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

Not  applicable.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

The Company's certificate of incorporation, as amended (the "Certificate of Incorporation"), provides for the indemnification of directors of the Company to the fullest extent permitted by the Delaware General Corporation

Law as is currently effective or may hereafter be amended from time to time, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. If after filing of this Certificate of Incorporation, the Delaware General Corporation Law is amended or a successor statute is enacted further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law or any successor statute, as so amended from time to time. Any repeal or modification of this paragraph by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification or with respect to events occurring prior to such time.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED

Not  applicable.

ITEM  8.     EXHIBITS

Exhibit Number     Description
---------------    -----------
5.1*               Opinion of Hunton & Williams
10.1*              Clayton Homes, Inc. 1996 Outside Directors Equity Plan
                   (Amended November 1, 2000)
24.1*              Consent of Hunton & Williams (contained in Exhibit 5.1
                   hereto)
24.2*              Consent of PricewaterhouseCoopers LLP
25.1               Power of Attorney (incorporated by reference to the
                   Registration Statement on Form S-8, Commission No.
                   333-83543, which was declared effective on July 23, 1999)
_______________
*Filed  herein.

ITEM  9.     UNDERTAKINGS

     (a)     The  undersigned  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to

Section 13or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Exchange Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                                     ---- ----

     (c) Insofar as indemnification for liabilities arising under the Securities Exchange Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Exchange Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maryville, State of Tennessee, on the 28th day of March, 2001.

                                       CLAYTON  HOMES,  INC.


                                       By:     /s/  Kevin  T.  Clayton
                                               -----------------------
                                       Name:   Kevin  T.  Clayton
                                       Title:  President

                                LIST OF EXHIBITS
                                ----------------

Exhibit Number     Description
---------------    -----------
5.1*               Opinion of Hunton & Williams
10.1*              Clayton Homes, Inc. 1996 Outside Directors Equity Plan
                   (Amended November 1, 2000)
24.1*              Consent of Hunton & Williams (contained in Exhibit 5.1
                   hereto)
24.2*              Consent of PricewaterhouseCoopers LLP
25.1               Power of Attorney (incorporated by reference to the
                   Registration Statement on Form S-8, Commission No.
                   333-83543, which was declared effective on July 23, 1999)
_______________
*Filed  herein.

EXHIBIT  5.1     OPINION  OF  HUNTON  &  WILLIAMS

March 28,  2001


Clayton  Homes,  Inc.
5000  Clayton  Road
Maryville,  Tennessee  37804

Ladies  and  Gentlemen:

We have acted as counsel for Clayton Homes, Inc., a Delaware corporation (the "Company"), in connection with the filing of that certain Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-83543) (the "Registration Statement") dated March 28, 2001 and filed under the Securities Act of 1933, as amended, with respect to 100,000 shares of the Company's common stock, $0.10 par value (the "Plan Shares") which are proposed to be offered and sold pursuant to the Company's 1996 Outside Directors Equity Plan, as amended November 1, 2000 (the "Plan") as referenced in the Registration Statement.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company, certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and
2. The Plan Shares covered by the Registration Statement have been validly authorized and, upon issuance and sale as described in the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Very  truly  yours,


                              Hunton and Williams
07853/08008/03657

                                  EXHIBIT 10.1

                               CLAYTON HOMES, INC.

                       1996 OUTSIDE DIRECTORS EQUITY PLAN
                           (AMENDED NOVEMBER 1, 2000)


1. Purpose. The Clayton Homes, Inc. 1996 Outside Directors Equity Plan (the "Plan") is intended to provide a method whereby non-employee members of the Board of Directors (the "Board") of Clayton Homes, Inc. (the "Company") may be encouraged to acquire a larger stock ownership position in the Company, thus increasing their proprietary interest in the Company and its long-term growth, and providing them with additional motivation to continue to serve the Company and its Shareholders as a member of the Board. Such non-employee members of the Board are hereinafter referred to as "Directors" or "Participants."

2. Administration. The Plan shall be administered by the Board. The Board shall have authority to grant stock options upon such terms (not inconsistent with the provisions of this Plan), as the Board may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan), on the exercisability of all or any part of an option. Notwithstanding any such conditions, the Board may, in its discretion, accelerate the time at which any option may be exercised. In addition, the Board shall have complete authority to interpret all provisions of this Plan; to prescribe the form of stock option agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Board shall not be construed as limiting any power or authority of the Board. Any decision made, or action taken, by the Board or in connection with the administration of this Plan shall be final and conclusive. Neither the Board nor any member of the Board shall be liable for any act done in good faith with respect to this Plan or any agreement or option. All expenses of administering this Plan shall be borne by the Company.

3. Shares Subject to the Plan. The Stock to be offered under the Plan shall be authorized but unissued or reacquired shares of the common stock of the Company, $0.10 par value (the "Common Stock"). Subject to adjustment as provided in Section 10 hereof, the total number of shares of Common Stock to be delivered upon the exercise of all options granted under this Plan shall not exceed in the aggregate 250,000 shares. If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan. Options granted under the Plan shall be evidenced by stock option agreements.

4. Eligibility. Participants under the Plan are duly elected members of the Board who are not otherwise employed by the Company and who are selected by the Board to receive an option under the Plan.

5.     Award  of  Options,  Options Price.  In accordance with the provisions of
Section 4, the Board will designate each individual to whom an option is to be granted and will specify the number of shares of Common Stock subject to such awards. The price of a share of Common Stock purchased on exercise of an option shall be determined by the Board on the date of grant.

6. Option Period. The maximum period in which an option may be exercised shall be determined by the Board on the date of grant.

7. Exercise of Options. Each option shall be exercisable ("vested") at the time or times determined by the Board and set forth in the applicable stock option agreement. Each vested option shall be exercisable, and the total number of shares of Common Stock subject thereto shall be subject to purchase, at one time or in installments, which need not be equal, as the Participants may elect; provided that no option or portion thereof shall be exercised except in respect of whole shares of Common Stock.

No option or portion thereof shall be exercised until the shares of Common Stock reserved for the purposes of the Plan have been registered under the Securities Act of 1933, as amended, or the availability of an exemption from such registration has been determined.

8. Payment for Stock. Payment for shares of Common Stock purchased at the time an option is exercised shall be made by a Participant as follows: The Participant may pay for shares purchased (i) entirely in cash upon exercise of the option; (ii) by authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise of an option hereunder a number of shares having a fair market value as of the date of exercise equal to the purchase price of all or some portion of the shares to be acquired upon exercise, with the balance of the purchase price, if any, paid in cash; or (iii) by delivering to the Company, upon exercise of the option, shares of Common Stock having been owned by the Participant for a minimum period of three (3) months and having a fair market value as of the date of exercise equal to the purchase price of all or some portion of the shares to be acquired upon exercise, with the balance of the purchase price, if any, paid in cash. Upon receipt of such payment, the Company shall deliver to the Participant a stock certificate for the purchased shares.

Federal, state or local law may require the withholding of taxes applicable to gains resulting from the exercise of options under the Plan. Participants may satisfy any such withholding tax obligation by any of the following means or by a combination of such means; (i) tendering a cash payment; (ii) authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise of an option hereunder, a number of shares having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding tax obligation; or
(iii) delivering to the Company owned and unencumbered shares of Common Stock having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding tax obligation. A Participant's election to pay the withholding tax obligation by a particular means of payment is irrevocable.

9. Rights in the Event of Termination. The Board shall determine a Participant's rights (if any) with respect to an option, in the event a Participant's membership on the Board terminates.

10. Recapitalization. In the event of change (through recapitalization, merger, consolidation, stock dividend, split-up, combination or exchanges of shares or otherwise) in the character or amount of the Common Stock, the number of shares subject to any option under the Plan shall be equitably adjusted. A corresponding adjustment shall likewise be made in the number of shares and the exercise price per share of any shares subject to unexercised options or portions thereof that shall have been granted prior to any such change. However, any such adjustment shall be made without change in the total price applicable to the change. However, any such adjustment shall be made without change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share covered by the option. If any other event shall occur prior to the Participant's exercise of an option, which event shall increase or decrease the amount of stock outstanding, and which the Company in its sole discretion shall determine in equity requires an adjustment in the number or kind of shares which the Participant shall be permitted to acquire, such adjustment as the Company shall determine may be made, and when so made shall be effective and binding for all purposes of this Plan; provided, however, that nothing herein shall require any adjustment by reason of the issuance of any shares of capital stock of the Company for cash or upon the exercise of any conversion privilege granted to any class of stock or debt that is now or at any time hereafter may be outstanding.

11. Nonassignability. Options are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable during a Participant's lifetime only by such Participant.

12. Termination and Amendment of the Plan. The Plan shall remain in effect until all shares subject to options issued under the Plan shall have been purchased or distributed pursuant to such options; provided, however, that no option shall be granted after the tenth (10th) anniversary of the Effective Date of the Plan. The Plan may at any time or from time to time be terminated, modified, suspended and amended by the Board, without approval of the Shareholders. The termination, modification or amendment of the Plan shall not, without the consent of a Participant, affect such rights under an option theretofore granted hereunder.

13. Effective Date. The Plan shall become effective upon approval by the Shareholders of the Company at the 1996 Annual Meeting of Shareholders, or any adjournment thereof, the date of which shall be referred to as the "Effective Date."

                                  EXHIBIT 24.2
                      CONSENT OF PRICEWATERHOUSECOOPERS LLP
  [NEW CONSENT NEEDS TO BE OBTAINED AND NEEDS TO BE DATED WITHIN 72 HOURS OF THE
                       DATE OF FILING OF THIS AMENDMENT.]

We consent to the incorporation by reference in the registration statement of Vanderbilt Mortgage and Finance, Inc, and Clayton Homes, Inc. on Form S-3 of our report dated August 8, 200, relating to the consolidated financial statements of Clayton Homes, Inc. (the "Company") as of June 30, 2000 and 1999, and for each of the years in the three year period ended June 30, 2000, which is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000. We also consent to the reference to our Firm under the caption "Experts".



/s/  PricewaterhouseCoopers  LLP

PricewaterhouseCoopers  LLP
Knoxville,  Tennessee

March  28,  2001